Exhibit 99.1

For further information contact:

Investor Relations:

Jesse Jenkins

901.597.8259

Jesse.Jenkins@servicemaster.com

Media:

James Robinson

901.597.7521

James.Robinson@servicemaster.com

ServiceMaster Completes Sale of Franchise Business Segment for $1.553 Billion

Terminix Now a Pure-Play Global Pest Control Leader

•	ServiceMaster Global Holdings changes name to Terminix Global Holdings, to begin trading under NYSE ticker ‘TMX’ effective October 5, 2020
•	Terminix to retire over $800 million in debt
•	Terminix Board of Directors authorizes three-year, $400 million share repurchase program

MEMPHIS, TENN. — October 1, 2020 —ServiceMaster Global Holdings, Inc. (NYSE: SERV), a leading provider of essential services to residential and commercial customers, today announced that it has completed the sale of its ServiceMaster Brands franchise businesses to an affiliate of investment funds managed by Roark Capital Management LLC for $1.553 billion.

With the completion of the sale, the Company is changing its name to Terminix Global Holdings, Inc., and its stock will begin trading Monday, October 5, 2020 under the NYSE ticker symbol ‘TMX’. The transaction better positions both Terminix and ServiceMaster Brands to pursue their own distinct growth strategies.

“Today marks the beginning of exciting new chapters for both Terminix and ServiceMaster Brands,” said CEO Brett Ponton. “Terminix is moving ahead with a laser focus on being the preferred pest control company in the industry. We look forward to continuing to build on the progress underway to further enhance the customer experience that will drive consistent, profitable growth. We see tremendous potential to further capitalize on the powerful Terminix brand name, strong service culture, and significant scale to deliver greater value for all our stakeholders. Our talented team is energized and looks forward to forging even stronger connections with our customers and local communities.”

“With Roark Capital, the team at ServiceMaster Brands will have access to new opportunities to build upon their exceptional portfolio and trusted brand names, and we know they are destined to continue to achieve great things. We thank the team for their hard work in getting to this point, and we wish them well for the future,” Ponton concluded.

ServiceMaster CFO Tony DiLucente added, “The transaction will deliver substantial financial benefits, allowing us to right-size our balance sheet below our long-term target net debt ratio of 2.5 to 3 times. Increasing the focus on consistent execution in the Terminix business as a pure-play company will allow us to make faster progress improving the fundamentals of customer service. Those improvements will drive higher customer retention and produce consistent organic growth, profit margin expansion and free cash flow generation. In addition, while we will have ample capacity to pursue strategic M&A opportunities, our focus in the near term will be on bolt-on deals as we work to realize synergies from previous deals closed over the last few years. Under our new $400 million share repurchase authorization, we will have considerable flexibility to be opportunistic as we remain focused on delivering returns for our shareholders.”

Use of Proceeds

After taxes and fees related to the sale, net proceeds of approximately $1.1 billion will be used to retire approximately $800 million of debt, including a portion of the Term Loan B and all of the existing 2024 high yield bonds. Excess cash to the balance sheet of approximately $300 million will be earmarked for accretive M&A opportunities as well as opportunistic shareholder returns under a new $400 million share repurchase authorization.

Credit Agreement Amendment and Payment

On September 30, 2020, the Company closed an amendment to its existing credit agreement that permits proceeds from the sale of ServiceMaster Brands to be used to retire subordinated debt or pay shareholder returns. In conjunction with the amendment, the Company made an approximately $51 million advance amortization payment on the Term Loan B, set to mature in November of 2026. There were no additional material changes to the terms of the Term Loan B and there was no extension of the maturity date.

Retirement of 2024 High Yield Bonds

The Company intends to retire all $750 million of its existing 5.125% high yield bonds on November 15, 2020. In conjunction with the retirement, the Company will pay a prepayment penalty of 2.563%.

Share Repurchase Authorization

Upon closing of the ServiceMaster Brands sale, the ServiceMaster Board of Directors authorized a three-year $400 million share repurchase program. Under the share repurchase program, the Company may repurchase shares in accordance with applicable securities laws and regulations, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The extent to which the Company repurchases its shares, and the timing and manner of such repurchases, will depend upon a variety of factors, including market conditions, regulatory requirements and other corporate considerations, as determined by the Company. The repurchase program may be suspended or discontinued at any time. The Company expects to fund the purchases from proceeds of the ServiceMaster Brands sale and ongoing operating cash flow.

Name and NYSE Ticker Change

The Company’s name will change from ServiceMaster Global Holdings Inc., to Terminix Global Holdings, Inc., and its common stock will begin trading under the NYSE ticker symbol ‘TMX’ on October 5, 2020. In conjunction with the name and NYSE ticker change, the associated CUSIP number will change to 88087E100.

About Terminix

Terminix Global Holdings (NYSE: TMX) is a leading provider of residential and commercial pest control. The Company provides pest management services and protection against termites, mosquitoes, rodents and other pests. Headquartered in Memphis, Tenn., with more than 10,500 teammates and 2.8 million customers in 24 countries and territories, the Company visits more than 50,000 homes and business every day. To learn more about Terminix, visit Terminix.com, or LinkedIn.com/company/terminix.

Information Regarding Forward-Looking Statements

This press release contains forward-looking statements and cautionary statements. Forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control, including, without limitation, the risks and uncertainties discussed in the “Risk Factors” and “Information Regarding Forward-Looking Statements” sections in the Company’s reports filed with the U.S. Securities and Exchange Commission. Such risks, uncertainties and changes in circumstances include, but are not limited to: the share repurchase program may be suspended or discontinued; the impact of reserves attributable to pending Litigated and Non-Litigated Claims for terminate damages; the impact of COVID-19 on our operations; lawsuits, enforcement actions and other claims by third parties or governmental authorities; compliance with, or violation of environmental health and safety laws and regulations; weakening general economic conditions; weather conditions and seasonality; the success of our business strategies, and costs associated with restructuring initiatives. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

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